Exhibit 10.2

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is entered into as of December 31, 2018 by and among SMAAASH ENTERTAINMENT INC., a Delaware corporation (“Purchaser”) and the parties listed as stockholders on the signature pages hereto (the “Stockholders”). Purchaser and the Stockholders are sometimes referred to as a “Party” and collectively as the “Parties”.

WHEREAS, as of the date hereof, each of the Stockholders “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of common stock, par value $0.0001 per share (the “Common Stock”), of Purchaser, set forth opposite the Stockholder’s name on Schedule I hereto (such shares of Common Stock, together with any other shares of Common Stock the voting power over which is acquired by Stockholder during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms (such period, the “Voting Period”), are collectively referred to herein as the “Subject Shares”);

WHEREAS, Purchaser has entered into that certain Share Exchange Agreement, dated as of December 21, 2018 (as amended by Amendment No. 1 to Share Exchange Agreement dated December 28, 2018 and Amendment No. 2 to Share Exchange Agreement dated December 30, 2018, the “Share Exchange Agreement”) by and between Purchaser, Simplicity Esports, LLC, a Florida limited liability company (the “Company”), each of the equity holders of the Company (the “Company Owners”) and Jed Kaplan, as the representative for the Company Owners, whereby Purchaser agreed to issue to the Company Owners (i) 300,000 shares of Common Stock of Purchaser at consummation of the sale of all the equity interests in the Company to Purchaser (such shares, the “Closing Consideration), (ii) 700,000 shares of Common Stock of Purchaser on January 7, 2019 and (iii) 2,000,000 shares of Common Stock of Purchaser upon receipt of the Purchaser Shareholder Approval (as defined in the Share Exchange Agreement) (any or all shares referenced in clauses (i), (ii) and (iii) are collectively referred to herein as the “Consideration”) (such transactions, the “Share Exchange”);

WHEREAS, Purchaser has acquired all of the equity interests of the Company upon issuance of the Closing Consideration as set forth in the Share Exchange Agreement;

WHEREAS, the obligation of Purchaser to issue a portion of the Consideration at any time due is subject to Purchaser’s receipt of the approval by the requisite number of its stockholders in accordance with the Delaware General Corporation Law, Nasdaq Stock Market Rules, Purchaser’s Governing Documents, and SEC proxy rules (“Purchaser Shareholder Approval”); and

WHEREAS, as a condition to the Company Owners selling all equity interests of the Company to Purchaser the Parties are entering into this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above and promises and covenants contained herein and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Capitalized Terms. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Share Exchange Agreement.

ARTICLE II

VOTING AGREEMENT

Section 2.1 Agreement to Vote the Subject Shares. Each Stockholder hereby unconditionally and irrevocably agrees that, during the Voting Period, at any duly called meeting of the stockholders of Purchaser (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of Purchaser requested by Purchaser’s board of directors (the “Board”), such Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause his Subject Shares to be counted as present at the meeting for purposes of establishing a quorum, and he shall vote or consent (or cause to be voted or consented), in person or by proxy, all of his Subject Shares in favor of Share Exchange and issuance of the Consideration (and any actions required in furtherance thereof). Each of the Stockholders agrees not to, and shall cause its Affiliates not to, enter into any agreement, commitment or arrangement with any person the effect of which would be inconsistent with or in violation of the provisions and agreements contained in this Article II.

Section 2.2 No Obligation as Director or Officer. Nothing in this Agreement shall be construed to impose any obligation or limitation on votes or actions taken by any person in his capacity as a director or officer of Purchaser.

ARTICLE III

COVENANTS

Section 3.1 Generally.

(a) Each Stockholder agrees that during the Voting Period he shall not, and shall cause his Affiliates not to, without Purchaser’s prior written consent, (i) offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift) (each, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Subject Shares; (ii) grant any proxies or powers of attorney with respect to any or all of the Subject Shares; (iii) except for this Agreement, permit to exist any lien of any nature whatsoever with respect to any or all of the Subject Shares; or (iv) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting Stockholder’s ability to perform its obligations under this Agreement.

(b) In the event of a stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, conversion, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction. Each of the Stockholders agrees, while this Agreement is in effect, to notify Purchaser promptly in writing (including by e-mail) of the number of additional shares of Common Stock acquired by each Stockholder, if any, after the date hereof.

(c) Each of the Stockholders agrees, while this Agreement is in effect, not to take or agree or commit to take any action that would make any representation and warranty of such Stockholder contained in this Agreement inaccurate in any material respect. Each of the Stockholders further agrees that it shall cooperate with Purchaser to effect the issue of any portion of the Consideration required to be delivered to the Company Owners.

Section 3.2. Publicity. The Stockholders shall not issue any press release or otherwise make any public statements with respect to the transactions contemplated herein without the prior written approval of Purchaser other than as may be required by law or applicable order of a Governmental Authority. Each of the Stockholders hereby authorizes Purchaser to publish and disclose in any announcement or disclosure required by the SEC or Nasdaq such Stockholder’s identity and ownership of the Subject Shares and the nature of such Stockholder’s commitments and agreements under this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

Each of the Stockholders hereby represents and warrants to Purchaser as follows:

Section 4.1 Binding Agreement. Stockholder (a) if a natural person, is of legal age to execute this Agreement and is legally competent to do so, and (b) if not a natural person, (i) is an entity duly organized and validly existing under the laws of the jurisdiction of its organization and (ii) has all necessary power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution and delivery of this Agreement and the performance of its obligations under this Agreement has been duly authorized by all necessary action on the part of the Stockholder. This Agreement, assuming due authorization, execution and delivery of this Agreement by Purchaser and the other Stockholders, constitutes a legal, valid and binding obligation of Stockholder, enforceable against the Stockholder in accordance with its terms except as such enforceability may be limited by the Enforceability Exceptions.

Section 4.2 Ownership of Shares. Schedule I sets forth opposite each Stockholder’s name the number of shares of Common Stock over which such Stockholder has beneficial ownership as of the date of this Agreement. As of the date of this Agreement, Stockholder is the lawful owner of the shares of Common Stock denoted as being owned by the Stockholder on Schedule I and has the sole power to vote or cause to be voted his shares of Common Stock. The Stockholder has good and valid title to the Common Stock denoted as being owned by the Stockholder on Schedule I, free and clear of any and all pledges, mortgages, encumbrances, charges, proxies, voting agreements, liens, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than this Agreement, and those imposed by applicable law, including federal and state securities laws. Except for the equity securities of Purchaser set forth on Schedule I, on date of this Agreement, the Stockholder is not a beneficial owner or record holder of any (i) equity securities of Purchaser, (ii) securities of Purchaser having the right to vote on any matters on which the holders of equity securities of Purchaser may vote or which are convertible into or exchangeable for, at any time, equity securities of Purchaser, or (iii) (other than such options or rights granted pursuant to Purchaser’s 2018 Equity Incentive Plan) options or other rights to acquire from the Purchaser any equity securities or securities convertible into or exchangeable for equity securities of the Purchaser.

Section 4.3 No Conflicts.

(a) No filing with, or notification to, any Governmental Authority, and no consent, approval, authorization or permit of any other person is necessary (except for any filing that has already been filed or notification that has already been made or consent, approval, authorization or permit that has already obtained) for the execution and delivery of this Agreement by the Stockholder and the performance by Stockholder of his obligations under this Agreement.

(b) None of the execution and delivery of this Agreement by the Stockholder, the performance by the Stockholder of his obligations under this Agreement or compliance by the Stockholder with any of the provisions of this Agreement shall (i) conflict with or result in any breach of the organizational documents of the Stockholder, if any, (ii) result in, or give rise to, a violation or breach of or a default under any terms of any material contract, understanding, agreement or other instrument or obligation to which the Stockholder is a party or by which the Stockholder is bound or any of his Subject Shares may be bound, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation of any Governmental Authority.

Section 4.4 Reliance by Purchaser. Stockholder understands and acknowledges that Purchaser is consummating the Share Exchange in reliance upon the execution and delivery of this Agreement by the Stockholders.

Section 4.5 No Inconsistent Agreements. Such Stockholder, (a) has not entered nor will he enter into at any time while this Agreement remains in effect any voting agreement or voting trust with respect to voting of such Stockholder’s Subject Shares or agreement that would be inconsistent with the agreements contained in Article II of this Agreement, (b) has not granted nor will grant at any time while this Agreement remains in effect a proxy, a consent or power of attorney with respect to his Subject Shares and (c) has not entered into any agreement or knowingly taken any action nor will enter into any agreement or knowingly take any action that would make any representation or warranty of Stockholder untrue or incorrect in any material respect or have the effect of preventing such Stockholder from performing any of its obligations under this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Stockholders as follows:

Section 5.1 Binding Agreement. Purchaser is a corporation, duly organized and validly existing under the laws of the State of Delaware. Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations contemplated hereby have been duly authorized by all necessary corporate actions on the part of Purchaser. This Agreement, assuming due authorization, execution and delivery hereof by the Stockholders, constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms except as such enforceability may be limited by the Enforceability Exceptions.

Section 5.2 No Conflicts.

(a) No filing with, or notification to, any Governmental Authority, and no consent, approval, authorization or permit of any other person is necessary for the execution of this Agreement by Purchaser and the performance by Purchaser of its obligations under this Agreement.

(b) None of the execution and delivery of this Agreement by Purchaser, the performance of Purchaser’s obligations or compliance with any of the provisions this Agreement shall (i) conflict with or result in any breach of the organizational documents of Purchaser, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation of Purchaser by which Purchaser or any of its assets may be bound, or (iii) violate any applicable order, writ, injunction, decree, law, statute, rule or regulation applicable to Purchaser, except for any of the foregoing as would not reasonably be expected to impair Purchaser’s ability to perform its obligations under this Agreement in any material respect.

ARTICLE VI

TERMINATION

Section 6.1 Termination. This Agreement shall automatically terminate, and none of Purchaser or the Stockholders shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect, upon the earliest to occur of (a) as to each Stockholder, the mutual written consent of Purchaser and such Stockholder, (b) the date upon which the entire amount of Consideration has been paid pursuant to the Share Exchange Agreement (upon satisfaction of the conditions to payment of each portion of the Consideration thereunder), and (c) the date upon which Purchaser Shareholder Approval has been received or is no longer needed by Purchaser to issue the Consideration. The termination of this Agreement shall not prevent any Party hereunder from seeking any remedies (at law or in equity) against another Party hereto or relieve such Party from liability for such Party’s breach of any terms of this Agreement prior to such termination.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Further Assurances. From time to time, at the other Party’s request and without further consideration, each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to give effect to this Agreement.

Section 7.2 Fees and Expenses. Each of the Parties shall be responsible for its own fees and expenses (including, without limitation, the fees and expenses of investment bankers, accountants and counsel) in connection with entering into this Agreement and the performance of its obligations hereunder.

Section 7.3 Amendments, Waivers, etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the Parties hereto. The failure of any Party to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other Party with its obligations under this Agreement, and any custom or practice of the Parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

Section 7.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a Party as shall be specified by notice):

(a) If to Purchaser, to: Smaaash Entertainment Inc. 1345 Avenue of the Americas, 15th Floor New York, New York 10105 Attention: F. Jacob Cherian Email: fjc@i-amcapital.com

With a copy to (which shall not constitute notice):

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attention: Barry Grossman, Esq.
Telephone No.: (212) 370-1300
Email: bigrossman@egsllp.com

(b) If to any of the Stockholders, to: the address set forth for the Stockholder on Purchaser’s records.

Section 7.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to Purchaser. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 7.7 Entire Agreement; Assignment. This Agreement (together with the Share Exchange Agreement, to the extent referred to herein, and the schedules to this Agreement) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement. The rights and obligations of each Party under this Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each other Party.

Section 7.8 Certificates. Promptly following the date of this Agreement, each Stockholder shall advise Purchaser’s transfer agent in writing that such Stockholder’s Subject Securities are subject to the restrictions set forth in this Agreement and provide Purchaser’s transfer agent with such information in writing as is reasonable to ensure compliance with such restrictions.

Section 7.9 Parties in Interest. This Agreement shall be binding upon and inure to the sole benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever.

Section 7.10 Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. This Agreement shall be construed without regard to any presumption or rule requiring interpretation against the Party drafting or causing any instrument to be drafted.

Section 7.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts law principles thereof.

Section 7.12 Specific Performance; Jurisdiction. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court located in New York, New York (or in any court in which appeal from such courts may be taken) or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in New York, New York (or any court in which appeal from such courts may be taken), this being in addition to any other remedy to which the Party is entitled at law or in equity. In addition, each Party (a) consents to submit itself to the personal jurisdiction of any state or federal court located in New York, New York (or any court in which appeal from such courts may be taken) in the event any dispute arises out of this Agreement, (b) agrees that it will not contest jurisdiction from any such court, (c) agrees that it will not bring any action relating to this Agreement in any court other than state or federal courts located in New York, New York or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in New York, New York (or any court in which appeal from such courts may be taken) and (d) consents to service being made through the notice procedures set forth in Section 7.4. Each of the Stockholders and Purchaser hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 7.4 shall be effective service of process for any proceeding in connection with this Agreement.

Section 7.13 Counterparts. This Agreement may be executed in counterparts (including by facsimile or pdf or other electronic document transmission), each of which when executed shall be deemed to be a copy but all of which taken together shall constitute one and the same Agreement.

Section 7.14 No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship between the Stockholders and Purchaser and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between or among the parties hereto. Each of the Stockholders (a) is entering into this Agreement solely on its own behalf and shall not have any obligation to perform on behalf of any other holder of Common Stock or any liability (regardless of the legal theory advanced) for any breach of this Agreement by any other holder of Common Stock and (b) by entering into this Agreement does not intend to form a “group” for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable law. Each Stockholder has acted independently regarding its decision to enter into this Agreement. Nothing contained in this Agreement shall be deemed to vest in Purchaser any direct or indirect ownership or incidence of ownership of or in any Subject Shares.

[Execution pages follow]

IN WITNESS WHEREOF, Purchaser and the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

SMAAASH ENTERTAINMENT INC.

By:	/s/ F. JACOB CHERIAN
Name: F. JACOB CHERIAN
Title: Chief Executive Officer

THE STOCKHOLDERS:

/s/ F. JACOB CHERIAN
F. JACOB CHERIAN

/s/ SUHEL KANUGA
SUHEL KANUGA

/s/ DONALD R. CALDWELL
DONALD R. CALDWELL

/s/ MAX HOOPER
MAX HOOPER

/s/ FRANK LEAVY
FRANK LEAVY

/s/ EDWARD LEONARD JAROSKI
EDWARD LEONARD JAROSKI

/s/ WILLIAM H. HERRMANN, JR.
WILLIAM H. HERRMANN, JR.

/s/ ROMAN FRANKLIN
ROMAN FRANKLIN

[Signature Page to Voting Agreement]

/s/ JED KAPLAN
JED KAPLAN

/s/ STEVE GROSSMAN
STEVE GROSSMAN

[Signature Page to Voting Agreement]

SCHEDULE I

Beneficial Ownership of Securities

Stockholder	Number of Shares of Common Stock	Number of Warrants
F. Jacob Cherian	307,286
Suhel Kanuga	307,287
Donald R. Caldwell	77,000	20,000
Max Hooper	19,500	10,000
Frank Leavy	20,125	7,500
Edward Leonard Jaroski	18,500	10,000
William H. Herrmann, Jr	18,500	10,000
Roman Franklin	100,000

[Schedule I to Voting Agreement]